Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between Fusion Pharmaceuticals Inc. (the “Company”), and Eric Burak (the “Executive”) and is effective as of the closing of the first underwritten public offering of the equity securities of the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended (United States) (the “Effective Date”). Except with respect to the Restrictive Covenants Agreement and the Equity Documents (each as defined below), this Agreement supersedes in all respects all prior agreements between the Executive and the Company regarding the subject matter herein, including without limitation the Employment Agreement between the Executive and the Company dated February 16, 2017 (the “Prior Agreement”).

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the new terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing mutual covenants and agreements contained herein and other good and valuable consideration, including a one-time retention bonus, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Employment.

(a)    Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Company shall recognize February 16, 2017 as the Executive’s start date for all service-based purposes.

(b)    Position and Duties. The Executive shall serve as the Chief Scientific Officer of the Company and shall have such powers and duties commensurate with the position of Chief Scientific Officer as may from time to time be prescribed by the Chief Executive Officer (the “CEO”) or other duly authorized executive. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board of Directors of the Company (the “Board”), or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with the Executive’s performance of the Executive’s duties to the Company.

2.    Compensation and Related Matters.

(a)    Base Salary. The Executive’s initial base salary shall be paid at the rate of $413,500 USD per year. The Executive’s base salary shall be subject to periodic review by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” At the Company’s sole discretion, the Base Salary will be converted into and payable as Canadian dollars at the exchange rate on the date of payment as set by the Company’s financial institution. The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers.

(b)    Incentive Compensation. The Executive shall be eligible to receive an annual discretionary bonus (the “Bonus”) of up to forty percent (40%) percent of the Base Salary subject to the achievement of objectives established and assessed by the Board or the Compensation Committee from time to time. The actual amount of the Executive’s annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee acting in good faith. Any Bonus that the Executive may receive may vary significantly from year to year. There is no representation that a Bonus in one year will be comparable to another year. There is no implied term that, if the amount of any Bonus is lower in any subsequent year, the Company will compensate the Executive for such difference. Under no circumstances is the Bonus to be considered part of the Base Salary or other regular employment income. The Bonus, if any, will be paid when the Company normally pays such bonuses and is not earned or accrued until the Bonus payout date. Except as otherwise provided herein, bonus eligibility is conditional upon the Executive remaining in the active employment of the Company on the day such incentive compensation is paid. Except as may be expressly required by the Employment Standards Act, 2000, as amended or replaced (the “ESA”) and except as otherwise provided herein, if prior to the Bonus being declared or paid either (a) the Executive’s active employment with the Company ceases for any reason whatsoever, or (b) the Executive has given or received notice of termination, the Executive will not be eligible for Bonus consideration for that year or for any resulting notice period, arising under contract, statute or common law.

(c)    Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

(d)    Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(e)    Retention Bonus. The Executive shall be provided with a one-time retention bonus of $1,000 as consideration for entering into this Agreement.

(f)    Vacation. Subject to the terms and conditions of the Company’s vacation policy in effect from time to time, the Executive will be eligible to accrue up to four (4) weeks of paid vacation in each calendar year, accrued pro-rata on a monthly basis, to be taken at times agreed upon by the Executive and the Company. Vacation time must accrue before the Executive may use it, except upon written approval of the Company, which approval will be at the sole discretion of the Company. The Company reserves the right to require the Executive to take some or all of the accrued vacation days at any time during scheduled or unscheduled office shut-down periods, at its sole discretion. Forfeiture of unused vacation days will be subject to the Company’s vacation policy as in effect from time to time.

(g)    Equity. The equity awards held by the Executive shall continue to be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such equity awards held by the Executive (collectively, the “Equity Documents”).

(h)    Indemnification. During and after the Term, the Executive shall be entitled to indemnification pursuant to the Company’s articles of organization and/or by-laws, as applicable, and applicable provincial law.

3.    Termination. In the event Executive’s employment is terminated, the Executive shall be deemed to have resigned from all officer and Board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)    Death. The Executive’s employment hereunder shall terminate upon death.

(b)    Frustration of Contract. If the Executive is unable to perform the Executive’s essential employment related duties for a period of more than either three (3) consecutive months, or one-hundred and eighty (180) days in the aggregate during any twelve (12) month period, and there is no reasonable prospect that the Executive will be able to perform the essential duties of the Executive’s position with or without accommodation in the reasonable foreseeable future, any future absence by the Executive will constitute undue hardship for the Company and the Executive’s employment shall be deemed frustrated and terminated. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.

(c)    Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any grounds at common law for which an employer is entitled to dismiss an employee summarily, and shall mean, without limitation, the following:

i.

actions or omissions by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, (A) willful failure or refusal to perform material responsibilities that have been requested by the CEO; (B) dishonesty with respect to any material matter; or (C) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;

ii.	the conviction of the Executive for a criminal offence where such conviction is detrimental to the business or reputation of the Company;

iii.

any misconduct by the Executive, regardless of whether or not in the course of the Executive’s employment, that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the Executive were to continue to be employed in the same position;

iv.	a breach by the Executive of any of the material provisions contained in this Agreement or the Restrictive Covenants Agreement (as defined herein);

v.

a material violation by the Executive of any of the Company’s written policies that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the Executive were to continue to be employed in the same position;

vi.	actions or omissions on the part of the Executive constituting willful misconduct, disobedience, or willful neglect of duty that is not trivial and has not been condoned by the Company; or

vii.

the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

Notwithstanding anything to the contrary in the foregoing, any purported termination for Cause under subsections (i), (iii), (iv), (v) or (vii) above shall not be effective unless and until (A) the Company has provided Executive with Notice of Termination that summarizes the facts and circumstances giving rise to the termination for Cause and (B) to the extent the Executive’s action (or inaction) is curable as determined in the Company’s sole discretion, the Executive has been afforded an opportunity of not less than fourteen (14) days in which to cure the complained-of action (or inaction) described in the Notice of Termination.

(d)    Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c), does not result from the death of the Executive under Section 3(a) or does not result from frustration of contract under Section 3(b) shall be deemed a termination without Cause.

(e)    Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”):

(i)    a material diminution in the Executive’s responsibilities, authority or duties;

(ii)    a reduction of twenty percent (20%) or more to the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;

(iii)    a material change in the geographic location at which the Executive provides services to the Company, such that there is an increase of at least sixty (60) kilometers of driving distance to such location from the Executive’s principal residence as of such change; or

(iv)    a material breach of this Agreement by the Company.

The “Good Reason Process” consists of the following steps:

(i)    the Executive reasonably determines in good faith that a Good Reason Condition has occurred;

(ii)    the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within ninety (90) days of the first occurrence of such condition;

(iii)    the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;

(iv)    notwithstanding such efforts, the Good Reason Condition continues to exist; and

(v)    the Executive terminates employment within thirty (30) days after the end of the Cure Period.

If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate)

(i) any Base Salary earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement); (ii) accrued but unpaid vacation pay through the Date of Termination and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).

4.    Notice and Date of Termination.

(a)    Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision (by subsection) in this Agreement relied upon.

(b)    Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of frustration under Section 3(b) the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company for Cause under Section 3(c), and the Company determines that the Executive’s action or inaction is curable, the date which is fourteen (14) days after the date on which the Notice of Termination is given, and if the Company determines that the Executive’s action or inaction is not curable, or if a cure period is not required under Section 3(c), the date on which the Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (v) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, thirty (30) days after the date on which a Notice of Termination is given; and (vi) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally relieve the Executive from all or any of the Executive’s duties and powers for such periods and on such terms as it considers expedient and may require that the Executive remain away from all or any of the Company’s premises. Regardless of whether or not the Company relieves the Executive from all or any of the Executive’s duties or powers or requires the Executive to remain away from the Company’s premises, the Executive will be paid his Base Salary, and will continue to participate in the Company’s benefit plans, in accordance with this Agreement and these actions shall not result in a termination by the Company for purposes of this Agreement.

5.    Separation Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason Outside the Change in Control Period. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates employment for Good Reason as provided in Section 3(e), each outside of the Change in Control Period (as defined below), then, in addition to the Accrued Obligations:

(a)    the Company shall pay the Executive an amount equal to twelve (12) months of the Executive’s Base Salary (the “Separation Amount”) or, if greater, shall provide the Executive with the minimum notice of termination and severance pay (if applicable) required to be provided in accordance with the ESA. The Separation Amount shall be payable by means of salary continuance;

(b)    the Company shall pay any Bonus awarded in respect of the year preceding the year of termination but not yet paid;

(c)    the Company shall pay a pro-rated Bonus amount based on the number of months the Executive is actually and actively employed up to the Date of Termination; and

(d)    The Company shall continue to pay premiums to provide all benefits (as existed on the Date of Termination) until the earlier of (i) twelve (12) months; and (ii) the date on which the Executive secures comparable coverage through alternate employment; provided that, if the Company cannot continue any particular benefit pursuant to the terms of the relevant plan or policy, then the Company’s obligations shall be limited to the minimum period required pursuant to the ESA.

6.     Separation Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason within the Change in Control Period. The provisions of this Section 6 shall apply in lieu of, and expressly supersede, the provisions of Section 5 if (i) the Executive’s employment is terminated either (a) by the Company without Cause as provided in Section 3(d), or (b) by the Executive for Good Reason as provided in Section 3(e), and (ii) the Date of Termination is within twelve (12) months after the occurrence of the first event constituting a Change in Control (such period, the “Change in Control Period”). These provisions shall terminate and be of no further force or effect after a Change in Control Period.

(a)    If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates employment for Good Reason as provided in Section 3(e) and in each case the Date of Termination occurs during the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the signing of the Separation Agreement and Release by the Executive in consideration of any payments or benefits which exceed the minimum requirements of the ESA and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release:

(i)    the Company shall provide the Executive an amount equal to twelve (12) months of the Executive’s then current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) payable in the most tax effective manner (the “Change in Control Payment”) or, if greater, shall provide the Executive with the minimum notice of termination and severance pay (if applicable) required to be provided in accordance with the ESA;

(ii)    notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all time-based stock options and other stock-based awards subject to time-based vesting held by the Executive (the “Time-

Based Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the effective date of the Separation Agreement and Release (the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Executive’s Date of Termination and the Accelerated Vesting Date;

(iii)    the Company shall pay any Bonus awarded in respect of the year preceding the year of termination but not yet paid;

(iv)    the Company shall pay an amount equal to the Bonus calculated at target for the then-current year; and

(v)    the Company shall continue to pay premiums to provide all benefits (as existed on the Date of Termination) until the earlier of (i) twelve (12) months; and (ii) the date on which the Executive secures comparable coverage through alternate employment; provided that, if the Company cannot continue any particular benefit pursuant to the terms of the relevant plan or policy, then the Company’s obligations shall be limited to the minimum period required pursuant to the ESA.

The amounts payable under this Section 6(a) shall be paid within sixty (60) days after the Date of Termination.

The Executive acknowledges and agrees that the Separation Amount, the Change in Control Payment, and all other payments and benefits provided pursuant to Section 5 and Section 6 of this Agreement supersede and replace any and all rights to reasonable notice of termination that the Executive might otherwise be entitled to at common law. The Executive agrees that the payments include all amounts owing for termination and/or severance pay under any contract, common law, statute (including without limitation the ESA), or otherwise. The Company shall fully comply with the ESA.

Any payments and benefits provided pursuant to Section 5 and Section 6 of this Agreement that exceed the minimum requirements of the ESA are conditional on the Executive signing a separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities, a reaffirmation of all of the Executive’s Continuing Obligations (as defined below), and, in the Company’s sole discretion, a one-year post-employment noncompetition agreement, and shall provide that if the Executive breaches any of the Continuing Obligations, all payments of the Severance Amount shall immediately cease (the “Separation Agreement and Release”).

(b)    Definitions. For purposes of this Section 6, the following terms shall have the following meanings:

“Change in Control” shall have the same meaning as “Sale Event” as set out in the Company’s 2020 Stock Option and Incentive Plan as follows : (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding shares immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding shares or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the common shares of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company..

7.    Continuing Obligations.

(a)    Restrictive Covenants Agreement. As a condition of employment, the Executive is required to enter into the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement, attached hereto as Exhibit A (the “Restrictive Covenants Agreement”). For purposes of this Agreement, the obligations in this Section 7 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”

(b)    Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c)    Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state, provincial or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with such cooperation, and will compensate the Executive at an hourly rate for all time spent on such matters based on the Executive’s Base Salary on the Date of Termination..

(d)    Non-Disparagement. During the Executive’s employment and following the termination of the Executive’s employment for any reason, the Executive shall not, and will not cause any third party to, publish or communicate to any person, any Disparaging remarks, comments or statements concerning the Company, its affiliated and related entities, and its and their present and former members, partners, directors, officers, shareholders, employees, agents, legal counsel, successors and assigns. For purposes of this Agreement, “Disparaging” shall mean remarks, comments or statements that place the person or entity being disparaged in a false or negative light or that otherwise impugn the character, honesty, integrity, morality, acumen, abilities, conduct or operations of the person or entity being disparaged. On or following the Executive’s Date of Termination, the Company shall instruct its then current executive officers and then current directors not to make Disparaging remarks, comments or statements about the Executive during the then current executive officers and then current directors’ employment and/or engagement with the Company; provided, however, that the foregoing does not in any way limit or modify an officer or director’s obligations or duties (fiduciary or otherwise) to any person. Notwithstanding anything to the contrary in the foregoing, nothing in this Agreement shall be construed to: (i) preclude truthful disclosures in response to lawful process as required by applicable law, regulation, or order or directive of a court, governmental agency or regulatory organization; or (ii) prevent the Executive, the Company, or any other person from making truthful statements as may be reasonably required to perform such person’s duties and responsibilities on behalf of the Company, such as (for example) offering negative performance feedback in a personnel review.

(e)    Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company and without the posting of a bond.

8.    Governing Law and Absence of Claims. This Agreement is a contract made under and shall be governed by and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario. In exchange for good and sufficient consideration, including the retention bonus, the Executive agrees that he has no claims against the Company in respect of his employment prior to the date this Agreement is executed, whether under common law, contract or statute, including the ESA and human rights legislation, and that by signing below, the Executive fully an finally releases all such claims.

9.    ESA Failsafe. It is the intention of the Executive and the Company to comply with the ESA. Accordingly, this Agreement shall (a) not be interpreted as in any way waiving or contracting out of the ESA, and (b) be interpreted to achieve compliance with the ESA. This Agreement contains the parties mutual understanding and there shall be no presumption of strict interpretation against either party. It is understood and agreed that all provisions of this Agreement are subject to all applicable minimum requirements under the ESA. In the event that the ESA provides for superior entitlements upon termination of employment or otherwise (“statutory entitlements”) than provided for under this Agreement, the Company shall provide the Executive with his statutory entitlements in substitution for the Executive’s rights under this Agreement.

10.    Waiver of Jury Trial. Each of the Executive and the Company irrevocably and unconditionally WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, INCLUDING WITHOUT LIMITATION THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.

11.    Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including the Prior Agreement, provided that the Continuing Obligations, Restrictive Covenants Agreement and the Equity Documents unless otherwise modified herein remain in full force and effect.

12.    Withholding; Tax Effect and Currency. The Company may withhold from any amounts payable by the Company to the Executive such federal, provincial or other taxes as are required to be withheld pursuant to any applicable law or regulation and subject to any deductions or customary contributions to the cost of employee benefits, if any. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit. Unless otherwise specified, all references to amounts in or contemplated by this Agreement are to the lawful currency of Canada.

13.    Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to Section 5 or pursuant to Section 6 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

14.    Enforceability. If, in any jurisdiction, any portion or provision of this Agreement or its application to either party or circumstance is restricted, prohibited or unenforceable, the provision shall, as to that jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining portion or provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction, or without affecting its application to other parties or circumstances

15.    Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

16.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.    Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

18.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

19.    Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except as otherwise provided herein and except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise. Except for the Restrictive Covenants Agreement, in the event that the Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both. Further, Section 5 and Section 6 of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments or benefits pursuant to both Section 5 and Section 6 of this Agreement.

20.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

21.    Legal Fees. The Company will reimburse the Executive up to $5000, inclusive of applicable taxes, in respect of legal fees incurred by him in connection with the review and execution of this Agreement. The payment will be made directly to the firm retained by the Executive upon submission to the Company of any invoice reflecting the total amount due.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

FUSION PHARMACEUTICALS, INC.

By:
Its:

EXECUTIVE

Eric Burak

Exhibit A

Restrictive Covenants Agreement